Exhibit 99

Titan International, Inc. announces record first quarter net income and earnings per share

Quincy, IL - April 27, 2005 - Titan International, Inc. (NYSE: TWI) achieved record first quarter net income at $11.2 million, up 111 percent from $5.3 million for first quarter 2004. Basic earnings per share were also a record at $.68 for the quarter, increasing 172 percent from $.25 for first quarter 2004.

Titan reported net sales of $136.1 million for the first quarter ended March 31, 2005. Net sales for the first quarter of 2004 excluding Titan Europe sales were $117.5 million, while total 2004 first quarter net sales were $167.0 million. Titan’s sales excluding Titan Europe were $18.6 million higher this quarter compared to the first quarter of last year.

With the strong first quarter sales, the company’s accounts receivable balance increased $20.5 million from year-end 2004. Despite the accounts receivable use of funds, Titan achieved a $6.5 million reduction in total debt as of March 31, 2005.

“What an outstanding quarter! Titan’s sales excluding Titan Europe were up nearly 16 percent compared to first quarter last year. The continued strength of the agricultural and construction equipment markets and the corresponding wheel and tire demand were largely responsible for the higher sales figures. If the U.S. dollar stays in its current range versus the Euro and the yen, we believe these markets will continue to grow,” stated Maurice Taylor Jr., Titan president and CEO. “Should oil prices remain above $35 a barrel and the public realize that ethanol is only about $1.20 per gallon wholesale, politicians may be forced to legislate a 50 percent mixture of ethanol and gasoline. Brazil already relies heavily on ethanol. The increased crop production resulting from such legislation would improve demand for large four-wheel drive tractors and combines. In fact, the use of biodiesel fuel oil is very beneficial in reducing dependence on foreign oil.”

Titan Europe Plc, publicly traded on London’s AIM market, also excelled in first quarter. Titan International’s ownership of 29.3 percent of Titan Europe Plc led to equity income of $1.2 million in first quarter 2005. Prior to the sale, Titan Europe was consolidated in Titan International’s financial statements. The company’s interest in this European investment is now accounted for as an equity investment subsequent to the April 2004 sale.

During the first quarter of 2005, Titan Tire Corporation, a subsidiary of Titan International, Inc., entered into a definitive agreement to purchase the assets of The Goodyear Tire & Rubber Company’s North American farm tire business. The Hart-Scott-Rodino filings were made with the Federal Trade Commission and the mandatory waiting period has expired with no further requests for information and the parties are free to consummate the transaction. The completion of the acquisition is also subject to an agreement being reached with the United Steelworkers Union for the Goodyear facility in Freeport, Illinois, and those negotiations are ongoing. The transaction is anticipated to close during the second quarter of 2005.

For additional financial information and Management’s Discussion and Analysis of Financial Condition and Results of Operations, see the company’s Form 10-Q filed with the Securities and Exchange Commission (SEC) on April 27, 2005. This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the SEC, including the annual report on Form 10-K for the year ended December 31, 2004.

Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction, and consumer (i.e. all terrain vehicles and trailers) applications.

Contact:    Lisa Ross
           Titan Communications Coordinator
         (217) 221-4489

Titan International, Inc.
Consolidated Statements of Operations (Unaudited)
For the three months ended March 31, 2005 and 2004

Amounts in thousands except earnings per share data.

	Three Months Ended
	March 31,
	2005	2004
Net sales	$136,129	$166,976
Cost of sales	112,048	139,683
Gross profit	24,081	27,293

Selling, general & administrative expenses	8,427	11,712
Research & development expenses	183	822
Idled assets marketed for sale depreciation	1,346	0
Goodwill impairment on Titan Europe	0	2,988
Income from operations	14,125	11,771

Interest expense	(2,589)	(5,150)
Equity income from unconsolidated affiliate	1,192	0
Other (expense) income	(282)	46
Income before income taxes	12,446	6,667

Provision for income taxes	1,245	1,391
Net income	$11,201	$5,276

Earnings per common share:
Basic	$.68	$.25
Diluted	.51	.25

Average common shares outstanding:
Basic	16,352	21,197
Diluted	25,071	21,197

Segment Information
Revenues from external customers (Unaudited)
Amounts in thousands

	Three Months Ended
	March 31,
	2005	2004
Agricultural	$89,459	$103,306
Earthmoving/Construction	39,141	53,389
Consumer	7,529	10,281
Total	$136,129	$166,976

Consolidated Condensed Balance Sheets (Unaudited)
Amounts in thousands

	March 31,	Dec. 31,
	2005	2004
Assets
Current assets:
Cash & cash equivalents	$1,245	$1,130
Accounts receivable	73,244	52,781
Inventories	84,507	84,658
Deferred income taxes	6,711	6,711
Other current assets	8,462	9,388
Total current assets	174,169	154,668

Property, plant & equipment, net	77,736	80,644
Idled assets marketed for sale	29,833	31,245
Investment in unconsolidated affiliate	30,484	30,040
Restricted cash on deposit	24,500	24,500
Goodwill	11,702	11,702
Other noncurrent assets	20,578	21,367
Total assets	$369,002	$354,166

Liabilities & stockholders’ equity
Current liabilities:
Short-term debt (including current portion of long-term debt)	$199	$217
Accounts payable	34,182	26,733
Other current liabilities	16,537	12,820
Total current liabilities	50,918	39,770

Long-term debt	163,247	169,688
Deferred income taxes	9,164	9,164
Other long-term liabilities	27,977	28,663
Stockholders’ equity	117,696	106,881
Total liabilities & stockholders’ equity	$369,002	$354,166